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                                                                     Exhibit 11

                          WYNN'S INTERNATIONAL, INC.

             COMPUTATION OF NET INCOME PER COMMON SHARE - PRIMARY
               (Dollars in Thousands Except Per Share Amounts)

                                                       Three Months Ended
                                                            March 31
                                                     ------------------------
                                                       1996           1995
                                                     ---------      ---------
Net income                                           $   4,758      $   3,645
                                                     =========      =========

Weighted average number of shares issued             9,080,230      8,577,315

Net shares assumed issued using the treasury
  stock method for stock options outstanding
  during each period based on average market
  price                                                349,553        192,056
                                                     ---------      ---------

Common and common equivalent shares                  9,429,783      8,769,371
                                                     =========      =========

Income per common share                              $     .50      $     .42
                                                     =========      =========



     COMPUTATION OF NET INCOME PER COMMON SHARE - ASSUMING FULL DILUTION
               (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                       Three Months Ended
                                                            March 31
                                                     ------------------------
                                                       1996           1995
                                                     ---------      ---------
Net income                                           $   4,758      $   3,645
Net interest expense from convertible notes                -               59
                                                     ---------      ---------
  Adjusted net income                                $   4,758      $   3,704
                                                     =========      =========

Weighted average number of shares issued             9,080,230      8,577,315
Net shares assumed issued using the treasury
  stock method for stock options outstanding
  during each period based on average or
  ending market price, whichever is higher             391,743        212,770

Dilutive effect of assumed conversion of
  notes outstanding                                        -          419,032
                                                     ---------      ---------

Fully diluted shares                                 9,471,973      9,209,117
                                                     =========      =========

Income per common share                              $     .50      $     .40
                                                     =========      =========